Exhibit 5.1

633 West 5th Street, Suite 4000 Los Angeles, California 90071

June 11, 2020

Lantern Pharma Inc.

1920 McKinney Avenue, 7th Floor

Dallas, Texas 75201

Re:	Common Stock Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We represent Lantern Pharma Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1, Registration No. 333-237714, originally filed with the Securities and Exchange Commission on April 16, 2020 (such Registration Statement, as amended, being referred to herein as the “Initial Registration Statement”) and a registration statement relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (the “Additional Securities Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”), registering $31,500,000 of common stock, par value $0.0001 per share, of the Company (the “Common Stock”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Underwriting Agreement dated June 10, 2020 (the “Underwriting Agreement”);

3.	the Company’s Certificate of Incorporation;

4.	the Certificate of Amendment to Certificate of Incorporation; and

5.	the By-laws of the Company.

In addition, we have examined such corporate records of the Company that we have considered appropriate, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below, including without limitation, certain resolutions of the Board of Directors. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents.

In our examination of the Documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such copies. We have also assumed that the (i) the Registration Statement shall have been declared effective under the Act and (ii) such effectiveness shall not have been terminated or rescinded.

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Common Stock will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules.

We are admitted to practice in the State of California, and we express no opinion as to matters governed by any laws other than the laws of the State of California, the Delaware General Corporation Law and the Federal laws of the United States. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Sincerely,

/s/ Lewis Brisbois Bisgaard & Smith LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP

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